NICHOLSON & ASSOCIATES

natural resource development Inc.

December 18, 2001

HARRISON HOLDINGS INC.
103 E. Holly Street
Suite 406
Bellingham, Washington
U.S.A.
98225
Attention: Michael J. Hopley

via email: MHOPLEY@ATTGLOBAL.NET

RE: SALE AND ACQUISITION OF MINERAL CLAIMS,HARRISON
LAKE REGION, SOUTHWEST BRITISH COLUMBIA, CANADA

The following terms and conditions are applicable for the sale of twenty mineral claim units near Harrison Lake, British Columbia, Canada by Nicholson & Associates Natural Resources Development Inc. (herein after referred to as “NIC”) to Harrison Holdings Inc. (herein after referred to as “HHI”). Both NIC and HHI agree to the following:

a)	NIC will transfer title to twenty (20) mineral claim units listed to Exhibit “A” and outlined in Exhibit “B” to HHI within 21 days of this agreement/ These claims will be contiguous hard rock mineral claims covering in excess of 1,000 acres.

b)	NIC will provide to HH1 within 21 days of this agreement a geological report summarizing the mineral claims, particulars of recent sampling and geological investigation, copies of all records, a budget for further work and recommendations, and all other information and material relevant to a geological report requisite for filing with the regulatory bodies.

c)	NIC will ensure that the claims shall be in good standing for at least 10 months from the date of this agreement.

d)	NIC shall set 100% (one hundred percent) interest in the claims to HH1 subject to a 2 ½ Net Smelter Royalty (NSR) and a 7 ½ Gross Rock Royalty (GGR) for a total of $20,000. 1 ½ of the NSR can be acquired for $1.0 million within 12 months from commencement of commercial production. Advance royalties of $25,000 shall be paid annually commencing 36 months from date of signature of this agreement.

e)	If HHI fails to make the advance royalty payments on the 36 month anniversary of the signature of this agreement,. As described in (d) above, then HHI agrees to transfer ownership of the subject mining claims to NIC within no less than a 10 day period.

f)	As part of the inclusive sale price, NIC will provide geological consulting services for the claims and will maintain the claims in good standing for a period of up to 36 months.

g)	For a period of 36 months from the date of signature of this agreement, and except for mining claims owned at the date of signature of this agreement, NIC grants HHI the right to purchase any mining claims owned or purchase by NIC located within a one-mile distance from any of the claims listed in Exhibit “A” and within the area outlined on may Exhibit “B” for price equivalent to the cost of acquiring such claims by NIC.

HHI shall:

i)	Pay $2,500 to NIC upon delivery of report and transfer of property title, but no later than 21 days from signing.

ii)	Pay $2,500 to NIC at 12 months from date of title transfer.

iii)	provide minimum funds to NIC to maintain the property in good standing annually with $1,000 advanced at month 18 and, if necessary, at month 24. Of these finds, at least 40% must be third party billings (assays, drafting, fuel, etc.).

iv)	the name and number of an individual or corporate Free Miner Certificate to transfer the claims into.

v)	copies of current geological report requirements for regulatory filing.

vi)	the balance owing to a total of $20,000 payable 36 months from date of signature of this agreement.

By signature witnessed below, the undersigned hereby acknowledge that they have read and understood and agree to the aforementioned terms.

Dated at Vancouver, British Columbia, Canada this 19th day of December, 2001.

/s/ Michael J. Hopley	/s/ George E. Nicholson
Michael J. Hopley President, Harrison Holdings Inc.	George E. Nicholson President

Witness:	Witness:
/s/ Steven P. Pappayolin	/s/ Brock MS Michael
Steven P. Pappayolin	Brock MS Michael

Footnotes to Agreement

1)	All dollar figures are denoted in the currency of the United States of America
2)	The total to be paid by HHI to NIC or third parties for the claims is $20,000
3)	To maintain claims in British Columbia annual assessment work is required of $100 (CDN) in year 1 per claim, followed by $200 per claim thereafter. (One metric claim unit = 25 hectares). There is a filing fee of $10 per $100 expended per claim. Therefore, if 20 units (500 Ha) then $2,000 (CDN) of work plus $200 of filing fees in year 1. In year 2 and following, for 20 units, $4,000 (CDN) of work plus filing fees of $400.
4)	Attached are definitions of NSR and GRR
5)	As much as possible of the third party billings will be made directly to Harrison Holdings Inc. for payment.

Advanced Royalty Payments means from time to time payments to the Optionor by the Optionee before Commencement of Commercial Production of Minerals.

Commencement of Commercial Production, with respect to Minerals or Rock, as the case may be, means:

(a)	if a mill is located on the subject property, the lst day of a period of forty (40) consecutive days in which, for not less than thirty (30) days, the mill processed Mineral or Rock from the Property at 60% of its rated capacity; or

(b)	if no Mill is located on the Property, the last day of the first period of thirty (30) consecutive days during which Mineral or Rock has been shipped from the Property on a reasonable regular basis for the purpose of earning revenues; or

(c)	with respect to Rock, following the 30th day of extraction for commercial use.

No period of time during ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up will be taken into account in determining the date of Commencement of Commercial Production.

Gross Rock Revenue means, for any period, the gross proceeds received by the Optionee in that period from the sake of Rock, produced from the Property less any treatment, beneficiation or other changes or penalties deducted by the purchase to whom such Rock is shipped, less:

(a)	all costs of the Optionee associated with such sales involving handling, weighing, sampling, determination of water content, insuring, packaging and transporting Rock;

(b)	the costs of marketing, including rebates or allowances made or given; and

(c)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income),

Minerals means the ores or concentrates of minerals, as that term is defined in the Mineral Tenure Act (British Columbia), and the rock that is part of such ores and concentrated sold by the Optionee.

(a)	the sum of:

(i)	the gross proceeds received by the Optionee in that period from the sale of Minerals produced from the property to a party that is arm’s length to the Optionee, or that would have been received by the Optionee if the purchase of the Minerals were at arm’s length to the Optionee; and

(ii)	in the case of the sale if Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer;

and

(b)	the sum of:

(i)	all amounts paid on account of Advanced Royalty Payments;

(ii)	any insurance costs in connection with shipping such Minerals;

(iii)	any costs of transport;

(iv)	all cost of the Optionee associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

(v)	the costs of marketing, adjusted for rebates or allowance made or given;

(vi)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based in income) assessed on or in connection with the Minerals or the value thereof; and

(vii)	any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Net Smelter Royalty means the percentage of Net Smelter Return from time to time payable to the Optionor after Commencements of Commercial Production from the sale of Minerals.

Rock means all substances that are mined from the Property and sold by the Optionee that are not Minerals.

Rock Royalty means the amount of royalty from time to time payable to the Optionor after Commencement of Commercial Production from the sale of Rock pursuant to Section 11.06.